Exhibit 99.1

Cornerstone Realty Income Trust, Inc.

306 East Main Street Richmond, Virginia 23219 (804) 643-1761

Contact: Mark M. Murphy

For Immediate Release	(804) 643-1761 x231

Cornerstone Realty Reports Second Quarter 2003 Results

RICHMOND, Va., August 5, 2003 —- Cornerstone Realty Income Trust, Inc. (NYSE: TCR) today reported operating results for the second quarter and first six months ended June 30, 2003.

Funds From Operations (“FFO”) for the second quarter ended June 30, 2003 were $10.6 million, or $0.20 per common share, compared with $13.3 million, or $0.27 per common share, in the second quarter of 2002. FFO for the first six months of 2003 was $21.1 million, or $0.40 per common share, compared with $26.9 million, or $0.54 per common share, last year. FFO is the generally accepted measure of operating performance for a real estate investment trust (REIT). A reconciliation of net income to FFO is included in the Operating Results table at the end of this news release.

Net loss available to common shareholders for the second quarter ended June 30, 2003 was $2.3 million, or $0.04 per common share basic and diluted, compared with net income available to common shareholders of $1.7 million, or $0.04 per common share basic and diluted, in the second quarter of 2002. For the first six months of 2003, net loss available to common shareholders was $2.7 million, or $0.05 per common share basic and diluted, compared with net income available to common shareholders of $3.9 million, or $0.08 per common share basic and diluted in the first half of 2002.

In the second quarter of 2003, total revenues were $42.0 million compared with $40.7 million last year. Average physical occupancy in the second quarter of 2003 was 91% compared with 92% a year ago, and the average rent per unit in the second quarter of this year was $675 compared with $690 last year. In the first six months of 2003, total revenues were $82.0 million compared with $80.7 million a year ago. Average physical occupancy in the first six months of 2003 was 91% compared with 92% a year ago, and the average rent per unit for the first six months of 2003 was $675 compared with $693 last year.

Commenting on the second quarter and year-to-date results, Glade M. Knight, chairman and chief executive officer, said: “As expected, we continued to experience occupancy weakness in our major markets throughout the first half of this year, which has adversely affected our earnings year to date. We believe that, without meaningful job growth in our major markets, the next several months will continue to be a very challenging period for us and the apartment industry. We are hopeful that the economy will begin to generate employment growth in the months ahead, which in turn will allow us to generate higher occupancy rates and earnings improvement going forward.

“In late May, we completed our merger with Merry Land Properties, Inc. Through the merger, we’ve added nearly 2,000 apartment homes in Savannah and Charleston to our portfolio of assets, along with a third-party property management business, interests in two joint ventures, and two parcels of undeveloped apartment land that we plan to develop into a new apartment community in Charleston with approximately 250 units, and a 110-unit Phase II addition to an existing community in Savannah. We welcome former Merry Land shareholders and employees into the Cornerstone family, and we look forward to Merry Land’s former chairman and CEO Tennent Houston joining our board of directors in the near future,” Knight said.

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Cornerstone Realty Income Trust, Inc. —- Page 2

Comparable Property Operations

Comparable property operations is a measure Cornerstone uses to evaluate performance and is not deemed to be an alternative to net income as determined in accordance with generally accepted accounting principles. In addition, this measure as calculated by Cornerstone may not be comparable to similarly entitled measures of other companies.

Cornerstone’s “same-community” portfolio consists of 74 stabilized apartment communities containing 20,101 apartment homes that the company has owned since January 1, 2002, representing 87% of Cornerstone’s 23,189 units. For the second quarter of 2003, same-community property operating income (rental income less property operating expenses) decreased 11% from the second quarter of last year. Second quarter 2003 rental income decreased 4% while property operating expenses increased 8% compared with the second quarter of 2002. For the first six months of 2003, same-community property operating income decreased 10% from the first six months of 2002. Rental income in the first six months of 2003 was down 3% while property operating expenses increased 9% compared with the first six months of last year.

Merger and Acquisition Activity

The previously announced merger of Merry Land Properties into a subsidiary of Cornerstone became effective during the second quarter of this year. In the merger, Merry Land shareholders received 1.818 Cornerstone common shares and 0.220 Cornerstone Series B convertible preferred shares for each Merry Land common share owned. The Series B Shares are entitled to vote with the common shares, but are not entitled to receive dividends until converted into common shares, which will occur no later than October 1, 2003. The merger also included the assumption by Cornerstone of existing Merry Land debt totaling approximately $94 million. The principal assets of Merry Land include nine apartment communities in Charleston, South Carolina and Savannah, Georgia with nearly 2,000 units, a third-party property management business, undeveloped apartment land, and ownership interests in two joint ventures.

Financing Activity

During the second quarter of 2003, Cornerstone finalized a new $50-million secured, variable-rate credit facility with Wachovia Bank, N.A., and $50 million in secured, variable-rate conduit financing with Wachovia Bank, N.A. In mid-July Cornerstone also placed $38.5 million in secured, variable-rate financing, with a discounted FNMA mortgage-backed security, through ARCS Commercial Mortgage Co., L.P. Net proceeds from the new credit facility and financings have been used to repay the outstanding balance on the company’s $85-million unsecured credit facility with Wachovia Bank, N.A., and to repay outstanding mortgages totaling approximately $23.4 million. The balance of the net proceeds will be used for excess borrowing capacity, to meet working capital requirements of the company, and other corporate purposes.

The new $50-million credit facility has a two-year term and bears an interest rate of 1.575 basis points over LIBOR. The $50-million conduit financing has a five-year term and bears an interest rate of 1.25 basis points over LIBOR. The loan is pre-payable after one year. The $38.5-million financing through ARCS Commercial Mortgage is a five-year, interest-only loan that bears an interest rate of 82 basis points over the FNMA index. The loan is pre-payable after one year with a 1% penalty.

During the second quarter of this year, Cornerstone repurchased approximately $190,000 of its common shares, or 26,550 common shares at an average price of $7.17 per share.

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Cornerstone Realty Income Trust, Inc. — Page 3

Dividends

A quarterly dividend of $0.20 per share was paid on July 21, 2003 to common shareholders of record on June 30, 2003. The company also paid a quarterly dividend of $0.5938 per share on July 21, 2003 to record holders of its Series A Convertible Preferred Shares on June 30, 2003.

Conference Call and Webcast

Cornerstone will hold a live conference call and webcast tomorrow August 6, 2003, at 11:00 a.m. EDT to review second quarter and year-to-date results. Individual investors can access the live webcast by visiting the Investor Relations page of the company’s Web site at www.cornerstonereit.com. Investment professionals and media should call the company’s Investor Relations department at (804) 643-1761 for further information on participating in the conference call. A replay of the conference call and webcast will be available on the company’s Web site shortly after completion of the live event.

Supplemental Information

Additional operational and financial information for the second quarter and year-to-date periods is available in the Investor Relations section of Cornerstone’s Web site at www.cornerstonereit.com.

Forward Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from results expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with unanticipated adverse business developments affecting the company, adverse changes in the real estate markets, and local as well as general economic and competitive factors. In addition, the timing and amounts of distributions to common shareholders are within the discretion of Cornerstone’s board of directors. There is no assurance that planned events or results will be achieved.

Corporate Profile

Cornerstone Realty Income Trust, Inc. (NYSE:TCR) is a fully integrated, self-managed and self-advised real estate company that has operated as a REIT since 1993. The company focuses on the ownership and management of multifamily communities in select markets in Virginia, North Carolina, South Carolina, Georgia and Texas. Currently Cornerstone owns 89 apartment communities with 23,189 units, a third-party property management business, undeveloped apartment land, and ownership interests in two joint ventures. Cornerstone is headquartered in Richmond, Virginia and its common stock trades on the New York Stock Exchange under the symbol “TCR.” For more information about Cornerstone, visit the company’s web site at www.cornerstonereit.com.

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CORNERSTONE REALTY INCOME TRUST, INC.

BALANCE SHEET DATA

	June 30, 2003	December 31, 2002
	In Thousands Except Per Share Amounts
Assets
Investment in Rental Property
Land	$165,195	$152,207
Building and Improvements	1,097,841	975,532
Furniture and Fixtures	35,231	34,853

	1,298,267	1,162,592
Less Accumulated Depreciation	(198,018)	(176,743)

	1,100,249	985,849

Cash and Cash Equivalents	3,377	1,380
Prepaid Expenses	3,424	4,636
Deferred Financing Costs, Net	5,010	4,519
Investment in Joint Ventures	1,478	—
Other Assets	29,898	18,463

Total Assets	$1,143,436	$1,014,847

Liabilities and Shareholders’ Equity
Liabilities
Notes Payable-Unsecured	$10,000	$77,913
Notes Payable-Secured	782,656	604,446
Distributions Payable	76	76
Accounts Payable and Accrued Expenses	15,687	12,953
Rents Received in Advance	416	606
Tenant Security Deposits	1,648	1,574

Total Liabilities	810,483	697,568
Minority Interest of Unitholders in Operating Partnership	19,783	30,205

Shareholders’ Equity
Preferred Stock, No Par Value, Authorized 25,000 Shares; $25 Liquidation Preference, Series A Cumulative Convertible Redeemable; Issued and Outstanding 127 Shares	2,680	2,680
Preferred Stock, No Par Value, Authorized 607 Shares; Series B Convertible; Issued and Outstanding 605 Shares	3,922	—
Common Stock, No Par Value, Authorized 100,000 Shares; Issued and Outstanding 54,602 Shares and 48,361 Shares, Respectively	535,503	487,303
Deferred Compensation	(563)	(638)
Distributions Greater Than Net Income	(228,372)	(202,271)

Total Shareholders’ Equity	313,170	287,074

Total Liabilities and Shareholders’ Equity	$1,143,436	$1,014,847

CORNERSTONE REALTY INCOME TRUST, INC.

OPERATING RESULTS

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
	In Thousands Except Per Share Amounts
Revenues
Rental Income	$39,644	$38,699	$78,011	$77,097
Other Property Income	2,374	2,044	4,005	3,613

Total Revenues	42,018	40,743	82,016	80,710

Expenses
Property and Maintenance	12,421	10,921	23,755	21,020
Real Estate Taxes and Insurance	5,694	4,694	11,208	9,475
Property Management	1,008	884	1,986	1,825
General and Administrative	871	944	1,694	1,805
Other Depreciation	5	5	11	12
Depreciation of Rental Property	12,883	11,215	24,926	22,248
Other	52	56	151	153

Total Expenses	32,934	28,719	63,731	56,538

Income Before Interest Income (Expense)	9,084	12,024	18,285	24,172
Interest Income	56	7	62	22
Interest Expense	(11,417)	(10,337)	(22,332)	(20,384)

Income (Loss) from Continuing Operations before
Minority Interest of Unit Holders in Operating Partnership	(2,277)	1,694	(3,985)	3,810
Minority Interest of Unit Holders in Operating Partnership	74	(78)	86	(119)

Income (Loss) from Continuing Operations	(2,203)	1,616	(3,899)	3,691
Discontinued Operations
Income (Loss) from Discontinued Operations	(18)	156	(7)	365
Gain on Sales of Investments	(9)	—	1,391	—

Net (Loss) Income	$(2,230)	$1,772	$(2,515)	$4,056

Distributions to Preferred Shareholders	(75)	(76)	(151)	(152)
Net (Loss) Income Available to Common Shareholders	$(2,305)	$1,696	$(2,666)	$3,904

Funds From Operations
Net (Loss) Income Available to Common Shareholders	$(2,305)	$1,696	$(2,666)	$3,904
Adjustments:
Distributions to Preferred Shareholders	75	76	151	152
Minority Interest of Unit Holders in Operating Partnership	(74)	78	(86)	119
Gain on Sales of Investments	9	—	(1,391)	—
Depreciation from Discontinued Operations	—	241	162	462
Depreciation	12,883	11,215	24,926	22,248

Funds From Operations	$10,588	$13,306	$21,096	$26,885

Per Share
Weighted Average Shares—Fully Converted*	53,346	50,169	52,231	49,743
Funds From Operations Per Share	$0.20	$0.27	$0.40	$0.54
Common Share Distributions	$0.20	$0.28	$0.48	$0.56
Net (Loss) Income from Continuing Operations—Basic and Diluted	$(0.04)	$0.03	$(0.08)	$0.07
Net Income from Discontinued Operations—Basic and Diluted	$—	$0.01	$0.03	$0.01

Net (Loss) Income Available to Common Shareholders—Basis and Diluted	$(0.04)	$0.04	$(0.05)	$0.08
Weighted Average Common Shares—Basic and Diluted	51,439	47,994	50,136	47,910
*Does	not include non-dividend-paying Series B Convertible Preferred Shares